COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                              12 Months Ended
                                         -------------------------------------------------------------------------------------------
                                         September        December        December        December         December        December
                                           1998            1997            1996            1995             1994            1993
                                        -----------     -----------     ------------    ------------     -----------     -----------
                                                                         (In Millions of Dollars)
Net Income                            $      335.3    $      282.8    $       310.8   $       338.0    $      323.6    $      309.8
Taxes on Income                              197.1           161.5            169.2           172.4           156.7           140.8
                                        -----------     -----------     ------------    ------------     -----------     -----------
                                      $      532.4    $      444.3    $       480.0   $       510.4    $      480.3    $      450.6
                                        -----------     -----------     ------------    ------------     -----------     -----------
Fixed Charges:
      Interest and Amortization of
        Debt Discount and Expense and
        Premium on all Indebtedness   $      244.0    $      234.2    $       203.9   $       206.7    $      204.2    $      199.4
      Capitalized Interest                     5.1             8.4             15.7            15.0            12.4            16.2
      Interest Factor in Rentals               1.9             1.9              1.5             2.1             2.0             2.1
                                        -----------     -----------     ------------    ------------     -----------     -----------
      Total Fixed Charges             $      251.0    $      244.5    $       221.1   $       223.8    $      218.6    $      217.7
                                        -----------     -----------     ------------    ------------     -----------     -----------

Preferred and Preference
      Dividend Requirements: (1)
      Preferred and Preference        $       29.6    $       28.7    $        38.5   $        40.6    $       39.9    $       41.8
        Dividends
      Income Tax Required                     17.5            16.4             20.9            20.4            19.1            18.8
                                        -----------     -----------     ------------    ------------     -----------     -----------
      Total Preferred and Preference
        Dividend Requirements         $       47.1    $       45.1    $        59.4   $        61.0    $       59.0    $       60.6
                                        -----------     -----------     ------------    ------------     -----------     -----------

Total Fixed Charges and
      Preferred and Preference
      Dividend Requirements           $      298.1    $      289.6    $       280.5   $       284.8    $      277.6    $      278.3
                                        ===========     ===========     ============    ============     ===========     ===========

Earnings (2)                          $      778.3    $      680.4    $       685.4   $       719.2    $      686.5    $      652.1
                                        ===========     ===========     ============    ============     ===========     ===========


Ratio of Earnings to Fixed Charges            3.10            2.78             3.10            3.21            3.14            3.00

Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements                   2.61            2.35             2.44            2.52            2.47            2.34


(1)   Preferred and preference dividend  requirements consist of an amount equal
      to  the  pre-tax   earnings  that  would  be  required  to  meet  dividend
      requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of net income that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.